Exhibit 10.1

Independent director contract

(English Translation)

This agreement (“Agreement”) is entered into by and between Tongli Pharmaceuticals (USA), Inc. (the “Company”) and Zhijian Hao (“Director”).

The Company desires to engage Director as an independent director and Director has agreed to serve as a director of the Company and perform obligations as provided in this Agreement.

Both the Company and the Director agree as follows:

1.	Duties.
Director shall perform the following obligations:  (1) performing duties as designated by the board of directors and (2) complying with Company’s bylaws and obligations by laws. As an independent director, Director agrees to spend as much time as necessary to fully perform the duties and obligations under this Agreement.

2.	Term.
This Agreement will be effective from 1/01/2011 until 12/31/2013. After the expiration date, the parties may renew or terminate this Agreement as needed.

3.	Compensation.
Company agreed to pay Director an annual salary of RMB 24,000, which shall be payable monthly, and grant 30,000 shares of restricted common stock for each year he services as a director (“Stock Compensation”). Both parties may adjust the compensation according to time period.

4.	Expenses.
In addition to the compensation provided in Article 3 above, the Company shall reimburse the Director for expense incurred in connection with business trips including tickets for flights between China and USA (economy class) and accommodation, provided that such expenses have been approved by the Company in writing. Director shall provide the Company with a list of expenses and presentation of appropriate documentation for such expenses.

5.	Confidentiality and Internal Placement.
For the purpose of performing obligations under this Agreement, Company and Director acknowledge that by virtue of his services hereunder the Director has access to the Company’s confidential and non-public information, include information regarding business strategies, information system, financials and strategic plan, etc. This information shall be the sole and exclusive property of the Company. Director shall not disclose such information by any ways, directly or indirectly, to individuals, companies, organization, agencies or other entities or illegally trade on such information.

6.	Notification of changes of Company’s financials.
Company will notify Director of any adverse changes of Company’s financial as soon as possible.

7.	Termination.
Either Company or Director can terminate this Agreement upon a 10-day prior notice with or without cause. Neither party shall initiate any legal proceedings against the other party. If Director provides services under this Agreement for less than one year, Director shall return half of the Stock Compensation.

8.	Waiver.
No waiver of, or any breach of any provision herein contained shall be deemed a waiver of any other provision herein contained.

9.	Notes.
All the above terms shall be in writing and delivered by mail or fax to following address:
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10.	Others.
In the event that any provision of this Agreement becomes or is declared unenforceable or void, this Agreement shall continue in full force and effect without said provision. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors.

11.	Headings.
The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature page follows]

Party A: Tongli Pharmaceuticals (USA), Inc.

By: /s/ Mingli Yao

Party B: Director

By: /s/ Zhijian Hao

Date: January 21, 2011